COMPARISON OF CHANGE IN VALUE OF $10,000,000 INVESTMENT
IN DREYFUS INSTITUTIONAL SHORT TERM TREASURY FUND CLASS A
SHARES AND CLASS B SHARES AND THE MERRILL LYNCH GOVERNMENTS,
U.S. TREASURY, SHORT-TERM (1-2.99 YEARS) INDEX

 EXHIBIT A:

            MERRILL LYNCH
            GOVERNMENTS,        DREYFUS           DREYFUS
              U.S. TREASURY  INSTITUTIONAL     INSTITUTIONAL
  PERIOD      SHORT-TERM       SHORT TERM        SHORT TERM
           (1-2.99 YEARS)    TREASURY FUND     TREASURY FUND
               INDEX*       (CLASS A SHARES)  (CLASS B SHARES)

 10/29/93    10,000,000       10,000,000            10,000,000
  9/30/94    10,096,045       10,284,036            10,312,543
  9/30/95    10,931,865       11,152,591            11,155,305
  9/30/96    11,545,505       11,825,104            11,797,886


 * Source: Merrill Lynch, Pierce, Fenner and Smith Inc.